EXHIBIT 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 1670
Dallas, Texas 75201
______

TRUSTEES:		ROY THOMAS
Maurice Meyer III	Telephone (214) 969-5530	General Agent
John R. Norris III
James K. Norwood		DAVID M. PETERSON
Assistant General Agent

TEXAS PACIFIC LAND TRUST
REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended
	June 30, 2007	June 30, 2006

Rentals, royalties and other income	$3,581,661	$4,296,361
Land sales	--	716,117
Total income	$3,581,661	$5,012,478
Provision for income tax	$841,119	$1,351,903
Net income	$1,972,951	$2,959,319
* Net income per sub-share	$ .19	$ .28
* Average sub-shares outstanding during period	10,576,042	10,752,625

	Six Months Ended
	June 30, 2006	June 30, 2006
Rentals, royalties and other income	$6,545,897	$7,795,129
Land sales	--	716,117
Total income	$6,545,897	$8,511,246
Provision for income tax	$1,487,668	$2,214,288
Net income	$3,543,564	$4,911,938
* Net income per sub-share	$ .33	$ .46
* Average sub-shares outstanding during period	10,587,113	10,762,113

*     Sub-share and per sub-share amounts reflected in this earnings release have been retroactively restated for a five-for-one sub-share split as of July 2, 2007 paid on July 12, 2007.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.